EXHIBIT 2.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of January 25, 2018, is entered into by and among William J. Villari, an individual resident of the State of Georgia (“Villari”), The Villari Family Gift Trust (the “Trust” and, together with Villari, “Sellers” and each a “Seller”), Ameris Bancorp, a Georgia corporation (“Buyer”), and Ameris Bank, a Georgia state-chartered bank (“Ameris”).

RECITALS

A.           Villari owns 70.00% of the issued and outstanding shares of Voting Common Stock, no par value per share (“Voting Common Stock”), of US Premium Finance Holding Company, a Florida corporation (“USPF”).

B.           Sellers own, in the aggregate, 70.00% of the issued and outstanding shares of Non-Voting Common Stock, no par value per share (“Non-Voting Common Stock”), of USPF.

C.           The Voting Common Stock and Non-Voting Common Stock are referred to herein collectively, as “USPF Common Stock.”

D.           Subject to the terms and conditions hereinafter set forth, each Seller desires to sell to Buyer, and Buyer desires to purchase from such Seller, all shares of the USPF Common Stock held by such Seller.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

1.           Definition of Certain Terms. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix attached hereto and, when used herein, shall have the meanings set forth in the Appendix, which is incorporated herein by reference.

2.            Purchase and Sale of Designated USPF Shares. Upon the terms and subject to the conditions set forth herein, Sellers shall sell, transfer, convey, assign and deliver to Buyer at the Closing, and Buyer shall purchase and accept delivery from Sellers at the Closing of, all shares of the USPF Common Stock owned by Sellers (collectively, the “Designated USPF Shares”).

3.            Purchase Price.

3.1           Consideration Payable at the Closing. The aggregate consideration payable by Buyer hereunder at the Closing for the Designated USPF Shares shall be: (a) Eight Million, Nine Hundred Twenty-One Thousand, Four Hundred Thirty and No/100 Dollars ($8,921,430.00); and (b) 830,301 shares (the “Designated Ameris Shares”) of the common stock, par value $1.00 per share, of Buyer, it being understood that, on the date of issuance of the Designated Ameris Shares, such Designated Ameris Shares will not yet have been registered with the SEC. At the Closing, Buyer, in consideration for the purchase of the Designated USPF Shares, shall have caused its transfer agent to issue the Designated Ameris Shares to Sellers in certificated form.

3.2           Earnout Consideration.

(a)          Earnout Payments. Subject to the terms and conditions of this Agreement, as additional consideration for the Designated USPF Shares, on each applicable Earnout Payment Date as set forth below, Buyer shall pay to Sellers the following applicable amount(s) (“Earnout Consideration”), if any, without duplication:

(i)          if the “Pre-Tax Income of the Division”, as defined and calculated in each case hereunder as set forth in Schedule 3.2(a) attached hereto and incorporated herein by reference, for the Pre-Tax Income Calculation Period commencing January 1, 2018 and ending June 30, 2018 is greater than or equal to Seven Million, Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (such amount, the “First Target”), then on July 15, 2018, Buyer shall pay to Sellers the aggregate amount of One Million, Nine Hundred Forty-Three Thousand, Six Hundred Sixty-Seven and No/100 Dollars ($1,943,667.00) (such amount, the “First Target Payment”); provided, however, that if the Pre-Tax Income of the Division for such Pre-Tax Income Calculation Period is less than 100% of the First Target but at least 60% of the First Target, then Buyer shall pay to Sellers Earnout Consideration pursuant to this Section 3.2(a)(i) equal to the sum of (A) 40% of the First Target Payment, plus (B) 1.5% of the First Target Payment for each 1.0% that such Pre-Tax Income of the Division exceeds 60% of the First Target, if any;

(ii)         if the Pre-Tax Income of the Division for the Pre-Tax Income Calculation Period commencing January 1, 2018 and ending December 31, 2018 is greater than or equal to Fifteen Million and No/100 Dollars ($15,000,000.00) (such amount, the “Second Target”), then on January 15, 2019, Buyer shall pay to Sellers (A) the aggregate amount of Three Million, Eight Hundred Eighty-Seven Thousand, Three Hundred Thirty-Four and No/100 Dollars ($3,887,334.00) (such amount, the “Second Target Payment”); provided, however, that if the Pre-Tax Income of the Division for such Pre-Tax Income Calculation Period is less than 100% of the Second Target but at least 60% of the Second Target, then Buyer shall pay to Sellers Earnout Consideration pursuant to this Section 3.2(a)(ii) equal to the sum of (x) 40% of the Second Target Payment, plus (y) 1.5% of the Second Target Payment for each 1.0% that such Pre-Tax Income of the Division exceeds 60% of the Second Target, if any; less, in any event, (B) the amount previously paid by Buyer to Sellers pursuant to Section 3.2(a)(i), if any;

(iii)        if the Pre-Tax Income of the Division for the Pre-Tax Income Calculation Period commencing January 1, 2019 and ending June 30, 2019 is greater than or equal to Eight Million and No/100 Dollars ($8,000,000.00) (such amount, the “Third Target”), then on July 15, 2019, Buyer shall pay to Sellers the aggregate amount of One Million, Nine Hundred Forty-Three Thousand, Six Hundred Sixty-Seven and No/100 Dollars ($1,943,667.00) (such amount, the “Third Target Payment”); provided, however, that if the Pre-Tax Income of the Division for such Pre-Tax Income Calculation Period is less than 100% of the Third Target but at least 60% of the Third Target, then Buyer shall pay to Sellers Earnout Consideration pursuant to this Section 3.2(a)(iii) equal to the sum of (A) 40% of the Third Target Payment, plus (B) 1.5% of the Third Target Payment for each 1.0% that such Pre-Tax Income of the Division exceeds 60% of the Third Target, if any; and

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(iv)        if the Pre-Tax Income of the Division for the Pre-Tax Income Calculation Period commencing January 1, 2018 and ending June 30, 2019 is greater than or equal to Twenty-Three Million and No/100 Dollars ($23,000,000.00) (such amount, the “Fourth Target”), then on July 15, 2019, Buyer shall pay to Sellers (A) the aggregate amount of Five Million, Eight Hundred Thirty-One Thousand, One and No/Dollars ($5,831,001.00); (such amount, the “Fourth Target Payment”); provided, however, that if the Pre-Tax Income of the Division for such Pre-Tax Income Calculation Period is less than 100% of the Fourth Target but at least 60% of the Fourth Target, then Buyer shall pay to Sellers Earnout Consideration pursuant to this Section 3.2(a)(iv) equal to the sum of (x) 40% of the Fourth Target Payment, plus (y) 1.5% of the Fourth Target Payment for each 1.0% that such Pre-Tax Income of the Division exceeds 60% of the Fourth Target, if any; less, in any event, (B) the sum of all amounts previously paid by Buyer to Sellers pursuant to Section 3.2(a)(i), Section 3.2(a)(ii) and Section 3.2(a)(iii), if any.

For the avoidance of doubt, the parties hereto acknowledge and agree that in no event shall Buyer be obligated to pay to Sellers any Earnout Consideration under this Section 3.2(a) in excess of the aggregate amount of Five Million, Eight Hundred Thirty-One Thousand, One and No/Dollars ($5,831,001.00).

(b)          Pre-Tax Income Calculation Statements. On each Earnout Payment Date, Buyer shall deliver to Sellers a written statement setting forth in reasonable detail its determination of the Pre-Tax Income of the Division for the Pre-Tax Income Calculation Period(s) on which the payment of Earnout Consideration, if any, on such Earnout Payment Date is conditioned (each, a “Pre-Tax Income Calculation Statement”). Any dispute between Buyer and Sellers with respect to any Pre-Tax Income Calculation Statement shall be subject to the dispute resolution procedures set forth in Schedule 3.2(b) attached hereto and incorporated herein by reference.

(c)          Post-Closing Operation of the Division. After the Closing, Buyer shall have sole discretion with regard to all matters relating to the Division and its operations, including the appointment, hiring, termination, removal and replacement of all officers, management and other personnel of the Division, subject in each case to the terms of the Villari Employment Agreement.

(d)          Adjustments to Purchase Price; Tax Withholding. Any payments of Earnout Consideration made pursuant to Section 3.2(a) shall be treated as an adjustment to the purchase price being paid hereunder for the Designated USPF Shares for Tax purposes. Buyer shall be entitled to deduct and withhold from any such consideration any amounts Buyer is required to deduct and withhold with respect to the making of such payments under any Tax laws. To the extent so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

(e)          Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid to Sellers pursuant to Section 3.2(a) the amount of any Damages to which Buyer and its Affiliates are entitled, as determined in a final, non-appealable judgment by a court of competent jurisdiction, under Section 8 of this Agreement and any other amounts to which Buyer is entitled, as determined in a final, non-appealable judgment by a court of competent jurisdiction, from either Seller under any other Transaction Document.

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(f)          No Security. Buyer and Sellers acknowledge and agree that: (i) the contingent rights of Sellers to receive consideration pursuant to Section 3.2(a) shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute any equity or ownership interest in Buyer or Ameris; (ii) Sellers shall not have any additional rights as a shareholder of Buyer as a result of Sellers’ contingent right to receive any such consideration; and (iii) no interest is payable with respect to any such contingent consideration.

3.3           Allocation of Consideration Between Sellers. All cash consideration payable by Buyer to Sellers pursuant to Section 3.1(a) and Section 3.2(a) and all Designated Ameris Shares to be issued to Sellers pursuant to Section 3.1(b) shall be paid and issued as follows: (a) 21.43% shall be paid or issued, as applicable, to the Trust; and (b) the remainder shall be paid or issued, as applicable, to Villari. All cash consideration payable by Buyer to each Seller pursuant to Section 3.1(a) and Section 3.2(a) shall be paid in cash by wire transfer of immediately available funds to the bank account(s) designated in writing by each such Seller prior to any such payment.

4.          Closing.

4.1           Closing Date. The closing of the sale of the Designated USPF Shares (the “Closing”) will take place on January 31, 2018, or at such other place, time and date as may be mutually agreed in writing by the parties hereto (the “Closing Date”). The Closing may be accomplished remotely by such combination, as the parties shall agree, of original documents and electronic delivery of the items required to be delivered pursuant to Section 4.2.

4.2           Conditions to Obligations to Close.

(a)          Conditions to the Obligations of Buyer and Sellers to Close. The obligation of Buyer and Sellers to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions:

(i)          no Proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would (A) prevent consummation of any of the Contemplated Transactions or (B) cause any of the Contemplated Transactions to be rescinded following consummation; and

(ii)         no Legal Requirement shall have been adopted or promulgated as of the Closing Date having the effect of making the Contemplated Transactions illegal or otherwise prohibiting consummation of, or making void or voidable, the Contemplated Transactions.

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(b)          Conditions to the Obligation of Buyer to Close. Buyer’s obligation to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties set forth in Article 5 shall be true and correct;

(ii)         each Seller shall have performed and complied with all of its covenants hereunder which by their nature are to be performed prior to the Closing;

(iii)        each Seller shall have executed and delivered to Buyer a certificate, dated the Closing Date, certifying the fulfillment of each of the conditions specified in Section 4.2(b)(i) and Section 4.2(b)(ii);

(iv)        Villari shall have delivered to Buyer a counterpart of the Villari Employment Agreement signed by Villari; and

(v)         each Seller shall have delivered to Buyer the following: (A) share certificates representing the Designated USPF Shares owned by such Seller, accompanied by a duly executed transfer power; (B) a counterpart of the Registration Rights Agreement signed by such Seller; and (C) such other certificates, documents and instruments as Buyer may reasonably request or as otherwise may be necessary to consummate the Contemplated Transactions.

(c)          Conditions to the Obligation of Sellers to Close. The obligation of each Seller to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by such Seller at or prior to the Closing, of each of the following conditions:

(i)          the representations and warranties set forth in Article 6 shall be true and correct;

(ii)         Buyer shall have performed and complied with all of its covenants hereunder which by their nature are to be performed prior to the Closing;

(iii)        Buyer shall have executed and delivered to Sellers a certificate, dated the Closing Date, certifying the fulfillment of each of the conditions specified in Section 4.2(c)(i) and Section 4.2(c)(ii);

(iv)        Buyer shall have delivered to Villari a counterpart of the Villari Employment Agreement signed by Buyer and Ameris;

(v)         Buyer shall have delivered to each Seller the following: (A) a share certificate representing the Designated Ameris Shares to be issued to such Seller, which Buyer shall cause its transfer agent to issue; (B) a counterpart of the Registration Rights Agreement signed by Buyer; and (C) such other certificates, documents and instruments as such Seller may reasonably request or as otherwise may be necessary to consummate the Contemplated Transactions; and

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(vi)        Buyer shall have delivered to Sellers the cash consideration described in Section 3.1(a).

5.            Representations and Warranties of Sellers. As a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions, Sellers, jointly and severally, hereby represent and warrant to Buyer that all of the statements contained in this Article 5 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date).

5.1           Authority; Consents; Enforcement; Noncontravention.

(a)          Enforceability. Each of the Transaction Documents to which either Seller or USPF is a party constitutes the legal, valid and binding obligations of such Seller or USPF, as the case may be, enforceable against such Seller or USPF, as the case may be, in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b)          Authority of Sellers and USPF. Each Seller and USPF has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which such Seller or USPF, as the case may be, is a party, and to perform its obligations hereunder and under such Transaction Documents.

(c)          Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Body is required for the performance by either Seller of the terms of the Transaction Documents to which such Seller is a party, except for any applicable federal or state securities registrations or filings.

(d)          Noncontravention. Neither the execution and the delivery of the Transaction Documents to which either Seller or USPF, as the case may be, is a party, nor the fulfillment of the terms, conditions and provisions hereof or thereof, will: (i) violate any Legal Requirement applicable to either Seller or USPF; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, grant of rights, lease, license, instrument or other arrangement to which either Seller or USPF is a party or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets owned or used by either Seller or USPF (other than in favor of Buyer); (iii) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Seller or USPF is a party or by which either Seller or USPF is bound or to which any of either Seller’s or USPF’s assets are subject, except as otherwise given prior to the Closing Date; or (iv) require the approval, consent, authorization or act of, or the making by either Seller or USPF of any declaration, filing or registration with, any Person, except as otherwise obtained or made prior to the Closing Date and except for any applicable federal or state securities registrations or filings.

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5.2           Status. Villari is an individual resident in the State of Georgia. The Trust is a trust created under the laws of the State of Georgia. USPF is a duly existing corporation incorporated under the laws of the State of Florida.

5.3           Capitalization, Share Ownership and Rights.

(a)          Capitalization. There are one thousand (1,000) shares of Voting Common Stock issued and outstanding, of which seven hundred (700) shares are owned by Villari and none are owned by the Trust. There are nine thousand (9,000) shares of Non-Voting Common Stock issued and outstanding, of which four thousand, eight hundred (4,800) shares are owned by Villari and one thousand five hundred (1,500) shares are owned by the Trust. The remaining balance of the Voting Common Stock and Non-Voting Common Stock is owned by Buyer. All of such shares of USPF Common Stock are and have been duly authorized, validly issued, fully-paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Designated USPF Shares that are being transferred to Buyer at the Closing are free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances, except as set forth in the A&R Shareholders Agreement.

(b)          No Outstanding Rights. Except for this Agreement and the A&R Shareholders Agreement, there are no, nor are there any agreements, commitments or arrangements not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of any shares of USPF Common Stock, including the Designated USPF Shares. There is no outstanding or authorized phantom stock or similar rights with respect to any shares of USPF Common Stock. Except as set forth in the A&R Shareholders Agreement, neither Seller is a party to any voting trusts, proxies or other agreements or understandings relating to the voting, dividend rights or disposition of any Designated USPF Shares, and there is no such voting trust, proxy or other similar agreement with respect to any shares of USPF Common Stock.

(c)          Stock Issued in Compliance With Laws. None of the USPF Common Stock has been issued in violation of any Legal Requirement pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any present or past shareholder of USPF.

(d)          Title. After giving effect to the transfer of the Designated USPF Shares to Buyer pursuant to this Agreement, Buyer will own and hold good and valid title to the Designated USPF Shares, free and clear of all Encumbrances (other than those arising through Buyer or pursuant to applicable Legal Requirements relating to federal or state securities laws).

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5.4           USPF Subsidiaries. USPF owns, free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances, all of the outstanding shares of capital stock or other securities evidencing ownership of each of the following: (i) US Premium Finance, Inc., a California corporation; and (ii) US Premium Finance Service Co., LLC, a Georgia limited liability company (collectively, the “USPF Subsidiaries”). All of such shares of capital stock or other securities are validly issued, fully paid and non-assessable. Each USPF Subsidiary (i) is a duly organized and validly existing corporation or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have an Adverse Effect on USPF or any USPF Subsidiary) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except for its interests in the USPF Subsidiaries, USPF does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

5.5           Absence of Certain Events. Since January 18, 2017, except as otherwise set forth in this Agreement, neither USPF or any USPF Subsidiary, nor either Seller in relationship to such Seller’s ownership of USPF, has suffered an Adverse Effect.

5.6           Compliance With Legal Requirements. USPF and each USPF Subsidiary and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Legal Requirement, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have an Adverse Effect on either USPF or any USPF Subsidiary, and neither USPF nor any USPF Subsidiary nor either Seller has Knowledge of, or has received notice of, any violations of any of the above.

5.7           Proceedings; Orders.

(a)          Proceedings. There is no Proceeding pending or, to the Knowledge of either Seller or USPF, threatened: (i) against or relating to the Designated USPF Shares; or (ii) against or relating to USPF (or any USPF Subsidiary) (which, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on either Seller or USPF).

(b)          Orders. There is no Order: (i) to which the Designated USPF Shares are subject, nor, to the Knowledge of either Seller or USPF, is there any basis for the issuance of such an Order; or (ii) to which USPF (or any USPF Subsidiary) or any of the assets owned or used by USPF (or any USPF Subsidiary) is subject, nor, to the Knowledge of either Seller or USPF, is there any basis for the issuance of such an Order (which, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on either Seller or USPF).

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5.8           Financial Statements.

(a)          A Seller or USPF has previously made available to Buyer copies of the following financial statements (collectively, the “USPF Financial Statements”): (i) the unaudited consolidated balance sheets of USPF and the USPF Subsidiaries for the years ended December 31, 2014 and 2015, and the related unaudited consolidated statements of income for fiscal years 2014 and 2015; and (ii) the unaudited consolidated balance sheet (the “USPF Balance Sheet”) as of September 30, 2016, the “Balance Sheet Date”) and consolidated statement of income of USPF and the USPF Subsidiaries for the fiscal quarter ended September 30, 2016. The USPF Financial Statements, as prepared by The Brand Banking Company for USPF, fairly present in all material respects the results of operations, changes in shareholders’ equity and financial position of USPF and the USPF Subsidiaries (on a consolidated basis, as applicable) as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments that are not material in nature or amount. To the Knowledge of Sellers, the USPF Financial Statements, as prepared by The Brand Banking Company for USPF, have been prepared from, and are in accordance with, the books and records of USPF and the USPF Subsidiaries.

(b)          USPF maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of USPF and the USPF Subsidiaries. To the Knowledge of each Seller, the books and records kept by USPF and any USPF Subsidiary are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Legal Requirements and accounting requirements.

5.9           Undisclosed Liabilities. Except for those Liabilities that are reflected or reserved against in the USPF Balance Sheet and Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to USPF and the USPF Subsidiaries, taken as a whole, neither USPF nor any USPF Subsidiary has any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected in the USPF Financial Statements if it had existed on the Balance Sheet Date.

5.10         Title to Property. USPF and the USPF Subsidiaries have good and valid title to all personal property owned by any of them, whether tangible or intangible, in each case free and clear of all Encumbrances, except as set forth in the USPF Financial Statements. Neither Seller nor any Affiliate of either Seller (other than USPF or any USPF Subsidiary) owns or holds any asset, tangible or intangible (excluding the knowledge and expertise of Villari), necessary to conduct the Business (as defined in the Management and License Agreement) as conducted on the date hereof, including any invention, patent, trademark, service mark, logo, trade or business name, copyright or other proprietary intellectual property right, or any application or registration in connection with any of the foregoing.

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5.11         Taxes and Tax Returns.

(a)          USPF and each USPF Subsidiary has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).

(b)          No jurisdiction where USPF and the USPF Subsidiaries do not file a Tax Return has made a claim in writing that USPF or any USPF Subsidiary is required to file a Tax Return in such jurisdiction.

(c)          There are no audits, examinations, disputes or proceedings pending or, to the Knowledge of either Seller or USPF, threatened with respect to, or claims or assessments asserted or, to the Knowledge of either Seller or USPF, threatened for, any Taxes of USPF or any USPF Subsidiary.

5.12         Agent, Finder or Broker. Neither USPF nor either Seller has any Liability to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions, other than Colonnade Securities LLC.

5.13         Securities Matters. Each Seller is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Each Seller acknowledges that the Designated Ameris Shares have not been registered under the Securities Act or any applicable state securities laws and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable. Each Seller is acquiring the Designated Ameris Shares to be issued to such Seller hereunder for such Seller’s own account for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof. Each Seller became aware of the offering of the Designated Ameris Shares, and the Designated Ameris Shares were offered to such Seller, solely by direct contact between such Seller and Buyer, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the U.S. Securities and Exchange Commission (the “SEC”)).

5.14         Investment Decision. Each Seller has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as such Seller has deemed appropriate to make such Seller’s own analysis and decision to enter into this Agreement and to acquire the Designated Ameris Shares on the basis of such analysis. Each Seller has such knowledge and experience in business and financial matters to enable such Seller to understand and evaluate this Agreement and form an investment decision with respect thereto.

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5.15         Due Diligence. Sellers acknowledge that no due diligence materials or other information provided to Sellers in connection with their due diligence review shall be deemed to constitute express or implied representations or warranties and that, except as set forth in this Agreement and the other Transaction Documents to which Buyer or Ameris is a party, Sellers are not relying upon any representation or warranty in connection with Sellers’ decision to enter into this Agreement and the transactions set forth herein. Nothing in this Section 5.15 is, however, intended to limit any of the representations and warranties made by Buyer or Ameris in this Agreement or in any of the other Transaction Document to which Buyer or Ameris is a party.

5.16         Full Disclosure. No representation or warranty by Sellers in this Agreement or any certificate or other document furnished or to be furnished to Buyer on or prior to the Closing Date pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

6.            Representations and Warranties of Buyer. As a material inducement to Sellers to enter into this Agreement and consummate the Contemplated Transactions, Buyer hereby represents and warrants to Sellers that all of the statements contained in this Article 6 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date).

6.1           Authority; Consents; Enforcement; Noncontravention.

(a)          Enforceability. Each of the Transaction Documents to which Buyer or Ameris is a party constitutes the legal, valid and binding obligations of Buyer or Ameris, as the case may be, enforceable against Buyer or Ameris, as the case may be, in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other Legal Requirements from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b)          Authority of Buyer and Ameris. Each of Buyer and Ameris has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and under such Transaction Documents.

(c)          Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Body is required for the performance by Buyer of the terms of the Transaction Documents to which it is a party, except as otherwise obtained or made prior to the Closing Date and except for any applicable federal or state securities registrations or filings or post-Closing bank regulatory filings.

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(d)          Noncontravention. Neither the execution and the delivery of the Transaction Documents to which Buyer or Ameris is a party, nor the fulfillment of the terms, conditions and provisions hereof or thereof, will (i) violate any Legal Requirement applicable to Buyer or Ameris, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, grant of rights, lease, license, instrument or other arrangement to which Buyer or Ameris is a party or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer or Ameris, (iii) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer or Ameris is a party or by which Buyer or Ameris is bound or to which any of Buyer’s or Ameris’s assets are subject, except as otherwise given prior to the Closing Date, or (iv) require the approval, consent, authorization or act of, or the making by Buyer or Ameris of any declaration, filing or registration with, any Person, except as otherwise obtained or made prior to the Closing Date and except for any applicable federal or state securities registrations or filings or post-Closing bank regulatory filings.

6.2           Status. Ameris is a duly existing bank chartered under the laws of the State of Georgia. Buyer is a duly existing corporation incorporated under the laws of the State of Georgia.

6.3           Capitalization, Share Ownership and Rights.

(a)          Capitalization. There are 37,373,205 shares of the common stock, par value $1.00 per share, of Buyer issued and outstanding, and an additional 1,475,953 of such shares held in treasury, as of January 22, 2018, all of which are approved for listing on and are listed on NASDAQ, are registered with the SEC, and all of which are voting shares with the same voting rights (the “Publicly Traded Common Stock”). All of such shares of the Publicly Traded Common Stock are and have been duly authorized, validly issued, fully-paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. All of the Designated Ameris Shares are duly authorized and, upon the issuance thereof pursuant to this Agreement, will be validly issued, fully-paid and non-assessable and not subject to, nor will they have been issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Designated Ameris Shares have the same voting, dividend and other rights (and are of the same class and series) as the shares of the Publicly Traded Common Stock (except that the Designated Ameris Shares are not yet registered with the SEC or listed on NASDAQ) and are free and clear of all options, calls, puts, rights to subscribe, conversion rights and other Encumbrances (other than those arising through either Seller or pursuant to applicable Legal Requirements relating to federal or state securities laws).

(b)          No Outstanding Rights. Except for this Agreement and those to be terminated on or prior to Closing, there are no, nor are there any agreements, commitments or arrangements not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of the Designated Ameris Shares or, except as disclosed in the SEC Reports, the Publicly Traded Common Stock. There is no outstanding or authorized phantom stock or similar rights with respect to the Designated Ameris Shares or the Publicly Traded Common Stock. Neither Buyer nor Ameris is a party to any voting trusts, proxies or other agreements or understandings relating to the voting, dividend rights or disposition of the Designated Ameris Shares or, except as disclosed in the SEC Reports, the Publicly Traded Common Stock.

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(c)          Stock Issued in Compliance With Laws. None of the shares of common stock of Buyer (including the Designated Ameris Shares) has been issued in violation of any Legal Requirement pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any present or past shareholder of Buyer.

(d)          Title. After giving effect to the transfer of the Designated Ameris Shares to Sellers pursuant to this Agreement, each Seller will own and hold good and valid title to the Designated Ameris Shares transferred to such Seller hereunder, free and clear of all Encumbrances (other than those arising through such Seller or pursuant to applicable Legal Requirements relating to federal or state securities laws).

6.4           SEC Reports. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since January 18, 2017 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.5           Absence of Certain Events. Since January 18, 2017, except as otherwise set forth in this Agreement or as disclosed in the SEC Reports, neither Ameris nor Buyer has suffered an Adverse Effect.

6.6           Compliance With Legal Requirements. Buyer and Ameris and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Legal Requirement, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have an Adverse Effect on Buyer or Ameris and except as previously disclosed to Sellers in writing or as disclosed in the SEC Reports, and neither Buyer nor Ameris has Knowledge of, or has received notice of, any violations of any of the above except as previously disclosed to Sellers in writing or as disclosed in the SEC Reports.

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6.7           Proceedings; Orders.

(a)          Proceedings. Except as disclosed in the SEC Reports, there is no Proceeding pending or, to the Knowledge of Buyer, threatened: (i) against or relating to the Designated Ameris Shares or the Publicly Traded Common Stock; or (ii) against or relating to Buyer or Ameris (which, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on Buyer or Ameris).

(b)          Orders. Except as disclosed in the SEC Reports, there is no Order: (i) to which the Designated Ameris Shares are subject, nor, to the Knowledge of Buyer, is there any basis for the issuance of such an Order; or (ii) to which Buyer or Ameris or any of the assets owned or used by Buyer or Ameris is subject, nor, to the Knowledge of Buyer, is there any basis for the issuance of such an Order (if such Order, in the case of this clause (ii), reasonably would be expected to have an Adverse Effect on Buyer or Ameris).

6.8           Agent, Finder or Broker. Buyer has no Liability to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions.

6.9           Securities Matters. Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. Buyer acknowledges that the Designated USPF Shares have not been registered under the Securities Act or any applicable state securities laws and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable. Buyer is acquiring the Designated USPF Shares hereunder for its own account for investment purposes only and not with a view to or for resale in connection with any distribution thereof. Buyer became aware of the offering of the Designated USPF Shares, and the Designated USPF Shares were offered to Buyer, solely by direct contact between Sellers and Buyer, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC).

6.10         Investment Decision. Buyer has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to buy the Designated USPF Shares on the basis of such analysis. Buyer has such knowledge and experience in business and financial matters to enable Buyer to understand and evaluate this Agreement and form an investment decision with respect thereto.

6.11         Due Diligence. Buyer acknowledges that no due diligence materials or other information provided to Buyer in connection with its due diligence review shall be deemed to constitute express or implied representations or warranties and that, except as set forth in this Agreement and the other Transaction Documents to which either Seller or USPF is a party, Buyer is not relying upon any representation or warranty in connection with its decision to enter into this Agreement and the transactions set forth herein. Nothing in this Section 6.11 is, however, intended to limit any of the representations and warranties made by either Seller or USPF in this Agreement or in any of the other Transaction Document to which either Seller or USPF is a party.

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6.12         Full Disclosure. No representation or warranty by Buyer in this Agreement or any certificate or other document furnished or to be furnished to Sellers on or prior to the Closing Date pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

7.            Other Covenants and Agreements.

7.1           Transfer Taxes. All transfer, documentary, sales, bulk sales, use, stamp, recordation, grantor/grantee, documentary, acquisition, value added, registration and other such Taxes and fees (including any charges, surcharges, penalties and interest) incurred in connection with the Designated Ameris Shares or the Designated USPF Shares (“Transfer Taxes”) will be borne by Buyer, and Buyer shall, at its own expense, properly file on a timely basis all Tax Returns, reports, forms, and other documentation required of it by applicable law with respect to any Transfer Taxes and, upon request, provide to Sellers evidence thereof.

7.2           Financial Information. For a period of one (1) year after the Closing Date (or, if longer, for the time periods, if any, for which pro forma financial information relating to USPF or the Division is required to be disclosed pursuant to Regulation S-X under the Exchange Act), Sellers shall, and shall cause each of their respective Affiliates to, and shall request each of their respective independent auditors to, cooperate with Buyer (in each case at the sole expense of Buyer) in providing information relating to the USPF or the Division for the purpose of preparing any financial statements or other financial reports that are required to be filed by Buyer with the SEC.

7.3           Termination of Prior Agreements. Effective upon and as of the Closing, each of the A&R Shareholders Agreement and the Management and License Agreement shall automatically terminate without further action of any party hereto or thereto, including any provisions (such as Section 9.4 of the Management and License Agreement) relating to survival of obligations, except that any license fees or other amounts due to Villari under the Management and License Agreement through January 31, 2018 shall survive the termination of the Management and License Agreement and shall be paid by Ameris to Villari in accordance with the Management and License Agreement.

8.            Indemnification.

8.1           Survival. Except as otherwise specifically provided in this Agreement, all of the representations and warranties of Sellers and Buyer in Articles 5 and 6, respectively, shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter, except that the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.3, 5.12, 6.1(a), 6.1(b), 6.3 and 6.8 shall survive indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing, other than those which by their terms contemplate performance after the Closing (including the following provisions of this Article 8), each of which shall survive the Closing in accordance with its terms.

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8.2           Indemnification Provision for Benefit of Buyer. Sellers, jointly and severally, agree to indemnify and hold harmless Buyer and its Affiliates and their respective shareholders, partners, members, officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns (Buyer and its Affiliates and their respective shareholders, partners, members, officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns may be referred to collectively as “Buyer Indemnified Parties” and individually as a “Buyer Indemnified Party”), from and against any Damages that any such Person may suffer in any way resulting from, arising out of or caused by: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty made by either Seller in this Agreement or in any other Transaction Document to which either Seller is a party; (ii) the nonfulfillment or nonperformance of any agreement, covenant or condition on the part of either Seller made in this Agreement or in any other Transaction Document to which such Seller is a party; or (iii) a sexual harassment or hostile work environment claim arising directly from actions, prior to the Closing Date, of an employee or independent contractor of USPF, an employee or independent contractor of any USPF Subsidiary or an employee or independent contractor of the Division; provided, however, that no claim for indemnification or to be held harmless with respect to this clause (iii) shall be made by any Buyer Indemnified Party after July 31, 2019.

8.3           Indemnification Provision for Benefit of Sellers. Buyer agrees to indemnify and hold harmless Sellers and their Affiliates and their respective shareholders, partners, members, officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns, from and against any Damages that any such Person may suffer in any way resulting from, arising out of or caused by: (i) any breach of, misrepresentation in, untruth in or inaccuracy in any representation or warranty made by Buyer in this Agreement or in any other Transaction Document to which Buyer is a party; or (ii) the nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement or in any other Transaction Document to which Buyer is a party.

8.4           Claims.

(a)          Claim Notices. If any Person that may be entitled to indemnification hereunder (an “Indemnified Party”) asserts a claim for indemnification hereunder (a “Claim”), such Indemnified Party shall provide a written notice thereof (a “Claim Notice”) to the party required by the terms of this Agreement to indemnify the Indemnified Party (an “Indemnifying Party”) (i) within thirty (30) days after its receipt of written notice of either commencement of any third-party litigation or any third-party claim against it (such litigation or claim by a third party, a “Third-Party Claim”), or (ii) within a reasonable period after such Indemnified Party becomes aware of the existence of any other event with respect to which indemnification may be sought from the Indemnifying Party; provided, however, that no delay or failure on the part of an Indemnified Party in providing a Claim Notice to any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder except to the extent the Indemnifying Party is prejudiced by such delay or failure.

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(b)          Third-Party Claims. Within thirty (30) days after receipt of a Claim Notice containing the information set forth in Section 8.4(a) with regard to a Third-Party Claim (but in any event at least five (5) Business Days prior to the date any answer to such Third-Party Claim is due to be filed), the Indemnifying Party shall notify the Indemnified Party in writing of its election to defend or compromise any Third-Party Claim at its own expense and by its own counsel, who shall be reasonably satisfactory to the Indemnified Party. The Indemnifying Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, except that it will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. With regard to such Third-Party Claims which the Indemnifying Party elects to defend or compromise, the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel in the event that the counsel selected by the Indemnifying Party cannot independently represent both the Indemnified Party and the Indemnifying Party due to a conflict of interest or is not, in the Indemnified Party’s reasonable determination, adequately representing the Indemnified Party). If the Indemnifying Party fails to provide notice that the Indemnifying Party is assuming the defense or compromise of the Third-Party Claim within the thirty (30)-day period following the Indemnifying Party’s receipt of the Claim Notice, the Indemnified Party (at the Indemnifying Party’s expense) may defend against, or enter into any compromise with respect to, the matter in any manner it reasonably may deem appropriate. The party controlling the defense of any Third-Party Claim shall deliver, or cause to be delivered, to the other party or parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third-Party Claim and timely notices of and the right to participate (as an observer) in any Proceeding relating to the Third-Party Claim. The Indemnifying Party shall satisfy the Claim in accordance with Section 8.4(f). Notwithstanding the foregoing, if (A) a Third-Party Claim relates primarily to a criminal proceeding, action or indictment, (B) the Indemnified Party reasonably believes an adverse determination with respect to a Third-Party Claim or other claim giving rise to a Third-Party Claim is likely and such adverse determination would materially and adversely affect the Indemnified Party’s reputation or future business prospects, (C) a Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (D) the Indemnified Party reasonably determines that the Indemnifying Party cannot adequately represent the interests of the Indemnified Party because of a conflict of interest, then in any such case the Indemnified Party shall have the sole right to defend and settle such Third-Party Claim (with the Indemnifying Party being entitled, at its cost and expense, to consult with respect to such defense), and to pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 8. If the Indemnified Party elects to assume and control the defense of such a Third-Party Claim, it will provide notice thereof to the Indemnifying Party within thirty (30) days after the Indemnified Party has received notice of such Third-Party Claim.

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(c)          Claims Between the Parties. With respect to any other Claim for indemnification hereunder not involving a Third-Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice. Within thirty (30) days following receipt of the Claim Notice, the Indemnifying Party shall either (i) acknowledge and agree by written notice to the Indemnified Party that the Indemnifying Party intends to satisfy such Claim or (ii) notify the Indemnified Party that the Indemnifying Party disputes the Claim. If the Indemnifying Party agrees to satisfy the Claim, the Claim shall be satisfied in accordance with Section 8.4(f). If the Indemnifying Party disputes the Claim, the parties agree to negotiate in good faith to resolve the dispute for a period of thirty (30) days. If the parties cannot reach a satisfactory resolution of the Claim within such thirty (30)-day period, any party may choose to litigate the Claim.

(d)          Support for Claims. Upon written request, the Indemnified Party shall provide the Indemnifying Party all information and documentation reasonably necessary to support and verify any Damages that the Indemnified Party believes give rise to a Claim for indemnification hereunder and shall give the Indemnified Party reasonable access to all premises, books, records and personnel in the possession or under the control of the Indemnified Party that would have bearing on such Claim.

(e)          Claims Periods. It is understood that once a Claim Notice has been timely given, the claims and rights to indemnification relating thereto that are the subject of such Claim Notice shall survive until such Claim is finally resolved. A Claim Notice shall be timely given if it is submitted within an applicable survival period; provided, however, that (i) within the ten (10) days following the end of an applicable survival period, an Indemnified Party may submit a Claim Notice related to its receipt, no more than ten (10) days prior to the end of such applicable survival period, of written notice of commencement of any third-party litigation or third-party claim against it, and (ii) in the thirty (30) days immediately following the conclusion of an applicable survival period, an Indemnified Party may amend for the purpose of providing greater detail any Claim Notice that came to its attention and that it submitted in the sixty (60) days immediately preceding the conclusion of such applicable survival period.

(f)          Payment of Claims. As used in this Section, the phrase “determination of the amount” of a Claim shall mean agreement on such amount between the affected parties or the amount as set forth in an Order. Upon determination of the amount of a Claim pursuant to a properly submitted Claim Notice, the Claim shall be immediately paid in readily available funds by the Indemnifying Party.

8.5           Other Indemnification Provisions.

(a)          Manner of Calculation. For purposes of determining whether there has been a breach of any representation or warranty, or the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Adverse Effect” or similar qualifications set forth therein.

(b)          Limitations. Notwithstanding anything to the contrary in this Agreement: (i) neither party hereto shall be liable under this Agreement for any special, indirect, punitive or consequential Damages; and (ii) each party hereto hereby waives, releases and agrees (and each Indemnified Party shall be deemed to have waived, released and agreed) that it shall not bring a claim for any such Damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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9.            Miscellaneous Provisions.

9.1           Payments. TIME IS OF THE ESSENCE WITH RESPECT TO ANY PAYMENTS DUE UNDER THIS AGREEMENT.

9.2           Binding; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, and assigns, whether by instrument, operation of law, or otherwise. Except as expressly set forth in this Section 9.2, no party hereto shall assign this Agreement or any part hereof, or any benefit or interest herein, without the prior written consent of the other parties. In the event of the incapacity or death of Villari, his guardian, executor, or heirs shall be entitled to any funds otherwise due Villari under this Agreement. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 9.2 will be invalid and without effect.

9.3           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia without regard to its principles of conflicts of laws. In any action or arbitration proceeding brought by any party hereto to enforce the rights and obligations of the parties set forth in this Agreement, the prevailing party shall be awarded its reasonable costs in bringing, prosecuting, or defending such action or proceeding (including reasonable attorneys’ fees) in addition to any award granted by the court or arbitrator.

9.4           Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent to the recipient by confirmed facsimile or email transmission; or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the appropriate address indicated below, or such other address as may be given in a notice sent by a party to the other party in accordance with this Section 9.4.

In the case of Buyer or Ameris:

Ameris Bancorp

1301 Riverplace Boulevard

Suite 2600

Jacksonville, Florida 32207

Attn: Dennis J. Zember Jr.

Facsimile: (229) 890-2235

Email: dennis.zember@amerisbank.com

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In the case of Villari or the Trust:

Mr.  William J. Villari

2065 East Lake Road

Atlanta, Georgia 30307

Email: wvillari@gmail.com

with a copy (which shall not constitute notice to Villari or the Trust) to:

Vedder Price P.C.

222 North LaSalle Street
Chicago, Illinois 60601
Attn: Marc L. Klyman, Esq.

Email: mklyman@vedderprice.com

9.5           Further Assurances. Each party agrees to execute and deliver such other documents and to take such other actions as may reasonably be necessary to give full effect to the purposes and intent of this Agreement and its terms and conditions.

9.6           Entire Agreement; Severability; Amendment. This Agreement, including any attachments, schedules, addendums, and exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and states the entire agreement of the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement will continue to have full force and effect, and the parties hereto shall cooperate in good faith to modify this Agreement so that such provision will be reformed to the extent reasonably required to render the same provision valid and enforceable, consistent with the original intent underlying such provision. This Agreement may only be amended, changed, or modified in a writing executed by the parties.

9.7           Waivers; Delays or Omissions; Cumulative Remedies. No waiver of any breach of this Agreement extended by any party shall be construed as a waiver of any rights or remedies with respect to any subsequent breach. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to a party under this Agreement, upon any breach, default, or noncompliance by the other party, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default, or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in a writing executed by the parties and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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9.8           Construction. In this Agreement, including the Appendix and all schedules hereto, unless otherwise expressly indicated or required by the context: (a) the words “including” or “includes” shall be deemed to mean “including, without limitation,” and “including, but not limited to,” (or “includes, without limitation,” and “includes, but is not limited to,”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; (b) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, as the case may be; (c) no inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement; (d) the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of any terms and conditions of this Agreement; (e) the definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined; (f) any pronoun shall include the corresponding masculine, feminine and neuter forms; (g) the word “or” shall not be exclusive; (h) all references herein to articles, sections, appendices, schedules and exhibits shall be deemed references to articles and sections of, and appendices, schedules and exhibits to, this Agreement unless the context shall otherwise require; and (i) any references to any agreement or other instrument or any law, rule or regulation are to such agreement, instrument, law, rule or regulation as the same may be amended and supplemented from time to time (and, in the case of any law, rule or regulation, to any successor provisions).

9.9           Counterparts. This Agreement may be executed and delivered simultaneously in multiple counterparts (including delivery by way of electronic or facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10         Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.11         Payments. All payments by Sellers or Buyer to the other pursuant to this Agreement shall be made by wire transfer of immediately available funds in U.S. dollars.

9.12         Arbitration. Notwithstanding any reference in this Agreement to an arbitrator or an arbitration proceeding, no party hereto shall be deemed to have agreed to enter into or participate or be bound by any arbitration unless such party separately and specifically so agrees in writing.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above, and each of the undersigned represents and warrants that he, she, or it has the right to execute this Agreement on behalf of the indicated party.

“Buyer”

AMERIS BANCORP, a Georgia corporation

By:	/s/ Dennis J. Zember Jr.
Name:	Dennis J. Zember Jr.
Title:	EVP & COO

“Ameris”

AMERIS BANK, a Georgia state-chartered bank

By:	/s/ Dennis J. Zember Jr.
Name:	Dennis J. Zember Jr.
Title:	CEO

“Villari”

WILLIAM J. VILLARI, an individual resident of the State of Georgia

/s/ William J. Villari

“Trust”

THE VILLARI FAMILY GIFT TRUST, a trust organized under the laws of the State of Georgia

By:	/s/ William J. Villari
Name:	William J. Villari
Title:

Appendix A

DEFINED TERMS

“A&R Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated as of January 3, 2018, among Sellers, USPF and Buyer.

“Adverse Effect” means, with respect to a Person, any event, occurrence or change that is materially adverse to the business, assets, properties, financial condition or results of operations of such Person, other than events, occurrences or changes directly or indirectly arising out of, resulting from or attributable to any of the following: (i) changes or conditions generally affecting the industries or segments in which such Person and its Affiliates operate; (ii) changes in general economic or political conditions; (iii) changes in financial, banking or securities markets in general, including any disruption thereof and any change in prevailing interest rates; (iv) changes in Legal Requirements or applicable accounting regulations or principles or interpretations thereof; (v) any outbreak or escalation of hostilities or war or any act of terrorism; (vi) any natural or man-made disaster or acts of God; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement.

“Affiliate” means (i) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is controlled by a Person that controls, such Person, (ii) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity or (iii) any spouse, parent or lineal descendent of such Person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Stock Purchase Agreement, this Appendix A and the Schedules to this Stock Purchase Agreement.

“Ameris” has the meaning set forth in the preamble to this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 5.8(a).

“Business Day” means a day, other than a Saturday or a Sunday, on which banks in Atlanta, Georgia are open for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Party(ies)” has the meaning set forth in Section 8.2.

“Claim” has the meaning set forth in Section 8.4(a).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

Appendix A – Page 1

“Contemplated Transactions” means the purchase by Buyer, and the sale by Sellers, of the Designated USPF Shares, and the issuance by Buyer to Sellers of the Designated Ameris Shares in exchange therefor, all as contemplated by this Agreement.

“Damages” means all losses, claims, damages, diminution in value, Liabilities, Taxes, fines, penalties, assessments, judgments, costs and other expenses (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim, of any nature and of any kind whatsoever.

“Designated Ameris Shares” has the meaning set forth in Section 3.1.

“Designated USPF Shares” has the meaning set forth in Section 2.

“Division” means the separate division of Ameris that conducts the Business known as “US Premium Finance”. For purposes of clarity, the Division shall not include the “P1” business.

“Earnout Consideration” has the meaning set forth in Section 3.2(a).

“Earnout Payment Date” means each of: (i) July 15, 2018; (ii) January 15, 2019; and (iii) July 15, 2019.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, right of refusal, right of first offer, option, mortgage, deed of trust, title defect, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” has the meaning set forth in Section 6.4.

“First Target” has the meaning set forth in Section 3.2(a)(i).

“First Target Payment” has the meaning set forth in Section 3.2(a)(i).

“Fourth Target” has the meaning set forth in Section 3.2(a)(iv).

“Fourth Target Payment” has the meaning set forth in Section 3.2(a)(iv).

“Governmental Body” means any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other governmental organization or body; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

Appendix A – Page 2

“Knowledge” has the following meaning: (i) an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter; and (ii) a Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as an executive officer, executor or trustee of that Person (or in any similar capacity) has Knowledge of that fact or other matter (as set forth in the immediately preceding clause (i)).

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty as in effect on the date of this Agreement.

“Liability” means debts, obligations, duties or liabilities of every type and trade, known or unknown, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determined, determinable, fixed, contingent, absolute or otherwise.

“Management and License Agreement” means that certain Management and License Agreement, dated as of December 15, 2016, among Villari, USPF and Ameris.

“NASDAQ” shall mean the Nasdaq Global Select Market.

“Non-Voting Common Stock” has the meaning set forth in the recitals to this Agreement.

“Order” means any award, decision, injunction, judgment, decree, subpoena, ruling, charge, order or verdict entered, issued, as made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership or company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, labor union or other governmental or regulatory body or entity.

“Pre-Tax Income Calculation Period” means each of: (i) January 1, 2018 through June 30, 2018; (ii) January 1, 2018 through December 31, 2018; (iii) January 1, 2019 through June 30, 2019; and (iv) January 1, 2018 through June 30, 2019.

“Pre-Tax Income Calculation Statement” has the meaning set forth in Section 3.2(b).

“Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Body or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Legal Requirement, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into and dated as of the Closing Date, between Sellers and Buyer, substantially in the form attached hereto as Exhibit A.

“SEC” has the meaning set forth in Section 5.13.

Appendix A – Page 3

“Second Target” has the meaning set forth in Section 3.2(a)(ii).

“Second Target Payment” has the meaning set forth in Section 3.2(a)(ii).

“SEC Reports” has the meaning set forth in Section 6.4.

“Securities Act” has the meaning set forth in Section 5.13.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Tax” means any tax or taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Third Target” has the meaning set forth in Section 3.2(a)(iii).

“Third Target Payment” has the meaning set forth in Section 3.2(a)(iii).

“Transaction Documents” means this Agreement, the Villari Employment Agreement and the Registration Rights Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Trust” has the meaning set forth in the preamble to this Agreement.

“USPF” has the meaning set forth in the recitals to this Agreement.

“USPF Balance Sheet” has the meaning set forth in Section 5.8(a).

“USPF Common Stock” has the meaning set forth in the recitals to this Agreement.

“USPF Financial Statements” has the meaning set forth in Section 5.8(a).

“USPF Subsidiaries” has the meaning set forth in Section 5.4.

“Villari” has the meaning set forth in the preamble to this Agreement.

“Villari Employment Agreement” means such agreement regarding the employment of Villari by Buyer and Ameris after the Closing Date as shall be mutually agreed to by such parties and executed and delivered at the Closing.

“Voting Common Stock” has the meaning set forth in the recitals to this Agreement.

Appendix A – Page 4

Exhibit A

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 31, 2018, is entered into by and among Ameris Bancorp, a Georgia corporation (the “Company”), William J. Villari, an individual resident of the State of Georgia (“Villari”), and The Villari Family Gift Trust (the “Trust” and, together with Villari, “Purchasers” and each a “Purchaser”).

WHEREAS:

A.           In connection with that certain Stock Purchase Agreement dated as of January 25, 2018, among the Company and Purchasers (collectively, the “Stock Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Stock Purchase Agreement, to issue and sell to Purchasers an aggregate of 830,301 shares (the “Purchaser Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”).

B. Pursuant to the Stock Purchase Agreement, 177,934 of the Purchaser Shares shall be issued to the Trust, and 652,367 of the Purchaser Shares shall be issued to Villari.

C.           The Company has agreed to provide certain registration rights with respect to the Purchaser Shares under the Securities Act of 1933, as amended (the “Securities Act”), as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

1.            Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Filing Deadline” means, with respect to the initial Registration Statement required to be filed pursuant to Section 2(a), forty-five (45) days following the date of this Agreement; provided, however, that if the Filing Deadline falls on a day other than a Business Day, then the Filing Deadline shall be extended to the next Business Day.

“Holder” means any Person owning or having the right to acquire Registrable Securities, including initially each Purchaser and thereafter any permitted assignee thereof.

“Other Shareholders” shall mean Persons who, by virtue of agreements with the Company other than this Agreement, are entitled to include their securities in certain registrations hereunder.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Registrable Securities” means the Purchaser Shares, and any shares of capital stock issued or issuable from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of the Purchaser Shares.

“Registration Statement” means a registration statement or statements prepared in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act (“Rule 415”) or any successor rule providing for the offering of securities on a continuous or delayed basis.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means: (i) any publicly available written or oral guidance, comments, requirements or requests of the staff of the SEC; and (ii) the Securities Act.

2.             Registration.

(a)          Filing of Registration Statement. On or before the Filing Deadline, the Company shall prepare and file with the SEC a Registration Statement on Form S-3 (or any successor form) as a “shelf” registration statement under Rule 415 covering the resale of all of the Registrable Securities not already covered by an existing and effective Registration Statement.

(b)          Alternative Registration Statement. Notwithstanding the foregoing Section 2(a), if on the date the Registration Statement contemplated by Section 2(a) is filed with the SEC, the Company does not meet the eligibility requirements for filing a Registration Statement on Form S-3, then in such case the Company shall instead prepare and file with the SEC a Registration Statement on Form S-1 (or any successor form) covering the resale of the Registrable Securities as otherwise contemplated by Section 2(a).

(c)          Effectiveness. The Company shall use its best efforts to cause the Registration Statement to become effective upon, or as soon as practicable after, filing. The Company shall use its best efforts to: (i) respond promptly to any and all comments made by the staff of the SEC with respect to the Registration Statement; and (ii) submit promptly to the SEC after the Company learns that no review of the Registration Statement will be made by the staff of the SEC, or that the staff of the SEC has no further comments on the Registration Statement, as the case may be, a request for acceleration of the effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall use commercially reasonable efforts to maintain the effectiveness of each Registration Statement filed pursuant to this Agreement until the earliest to occur of: (A) the date on which all of the Registrable Securities eligible for resale thereunder have been publicly sold pursuant to either the Registration Statement or Rule 144; (B) the date on which all of the Registrable Securities remaining to be sold under such Registration Statement (in the reasonable opinion of counsel to the Company) may be immediately sold to the public under Rule 144 without volume limitations; and (C) the date that is twenty-four (24) months after the date hereof (the period beginning on the date hereof and ending on the earliest to occur of (A), (B) or (C) above being referred to herein as the “Registration Period”).

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(d)          Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and each increase in the number thereof included therein shall be allocated pro rata among the Holders based on the aggregate number of Registrable Securities issuable to each Holder at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof becomes effective or is declared effective by the SEC. In the event that a Holder sells or otherwise transfers any of such Holder’s Registrable Securities, each transferee shall be allocated such transferred Registrable Securities included in such Registration Statement.

(e)          Registration of Other Securities. The Company may include any securities held by Other Shareholders on any Registration Statement filed by the Company on behalf of the Holders.

(f)          Additional Registrations. Notwithstanding the registration obligations set forth in Section 2(a) and Section 2(b), in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly: (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Registration Statement as required by the SEC; or (ii) withdraw the Registration Statement and file a new registration statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercial reasonable efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such Registration Statement will be reduced on a pro rata basis (and the Company shall file a new registration statement to cover the remaining Registrable Securities in a manner consistent with the other terms of this Agreement). If the Company amends the initial Registration Statement or files a new Registration Statement, as the case may be, under clauses (i) or (ii) of this Section 2(f) or under the immediately preceding sentence, then the Company will use its best efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended, or the new Registration Statement.

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3.            Obligations of the Company.

In the case of a Registration Statement effected by the Company pursuant to Section 2, the Company will use its commercially reasonable efforts to:

(a)          prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of such Registration Statement during the Registration Period, or as may be reasonably requested by a Holder in order to incorporate information concerning such Holder or such Holder’s intended method of distribution;

(b)          so long as a Registration Statement is effective covering the resale of the applicable Registrable Securities owned by a Holder, furnish to each Holder such number of copies of the prospectus included in such Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request;

(c)          notify each Holder immediately after becoming aware of the occurrence of any event (but shall not, without the prior written consent of such Holder, disclose to such Holder any facts or circumstances constituting material non-public information) as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and as promptly as practicable prepare and file with the SEC and furnish to each Holder a copy of a supplement or an amendment to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(d)          prevent the issuance of any stop order or other order suspending the effectiveness of such Registration Statement; and, if any such stop order is issued, notify each Holder promptly thereof and promptly use its commercially reasonable efforts to obtain the release of the suspension of the effectiveness of such Registration Statement;

(e)          notify each Holder promptly after the date that such Registration Statement, or any successor registration statement, becomes effective of such effectiveness;

(f)          permit each Holder to review each Registration Statement and all amendments and supplements thereto (and any prospectuses related thereto) within a reasonable period of time prior to the filing thereof with the SEC; and

(g)          promptly cause all Registrable Securities of each Holder (x) to be listed on each securities exchange on which outstanding securities of the Company of the same class or series as such Registrable Securities are then listed, and (y) to be issued in book-entry form, without restrictive legends, upon such Holder’s presentation of each share certificate representing such Registrable Securities to the Company’s transfer agent and registrar, so that the shares can be traded without restriction, including by the Company causing the Company’s outside counsel to provide to the Company’s transfer agent and registrar (with a copy to such Holder) such customary legal opinions as required by such transfer agent and registrar in connection with issuing such Registrable Shares in book-entry form, which opinions shall be so provided within ten (10) days after such Holder’s delivery to such outside counsel of a customary shareholder representation letter necessary for the delivery of such legal opinions (which letter, in the case of each Purchaser, is substantially in the form of letter provided by Villari in connection with such Purchaser’s previous acquisition of shares from the Company).

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4.            Obligations of Each Holder.

In connection with the registration of Registrable Securities pursuant to a Registration Statement, each Holder shall:

(a)          timely furnish to the Company: (i) a completed shareholder questionnaire in such form as shall be reasonably requested by the Company; and (ii) such information in writing regarding itself and the intended method of disposition of such Registrable Securities as the Company shall reasonably request in order to effect the registration thereof;

(b)          upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 3(c) or 3(d), immediately discontinue any sale or other disposition of such Registrable Securities pursuant to such Registration Statement until the filing of an amendment or supplement as described in Section 3(c), or withdrawal of the stop order referred to in Section 3(d), and use commercially reasonable efforts to maintain the confidentiality of such notice and its contents;

(c)          to the extent required by applicable law, deliver a prospectus to the purchaser of such Registrable Securities;

(d)          notify the Company when it has sold all of the Registrable Securities held by it; and

(e)          notify the Company in the event that any information supplied by such Holder in writing for inclusion in such Registration Statement or related prospectus is untrue or omits to state a material fact required to be stated therein or necessary to make such information not misleading in light of the circumstances then existing; immediately discontinue any sale or other disposition of such Registrable Securities pursuant to such Registration Statement until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and use commercially reasonable efforts to assist the Company as may be appropriate to make such amendment or supplement effective for such purpose.

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5.            Indemnification.

In the event that any Registrable Securities are included in a Registration Statement under this Agreement:

(a)          To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the officers, directors, employees, agents and representatives of such Holder, and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses (whether joint or several) (collectively, including reasonable legal expenses or other expenses reasonably incurred in connection with investigating or defending same, “Losses”), insofar as any such Losses (or any actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement under which such Registrable Securities were registered, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Subject to the provisions of Section 5(c), the Company will reimburse such Holder, and each such officer, director, employee, agent, representative or controlling Person, for any reasonable legal expenses or other out-of-pocket expenses as reasonably incurred by any such Person in connection with investigating or defending any Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be obligated to indemnify any Person for any Loss to the extent that such Loss arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make statements therein not misleading that was made in reliance upon and in conformity with written information furnished by such Person expressly for use in such Registration Statement or (B) a failure of such Person to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by the Company, if such delivery is required by applicable law.

(b)          To the extent permitted by law, each Holder who is named in such Registration Statement as a selling shareholder, acting severally and not jointly, shall indemnify and hold harmless the Company, the officers, directors, employees, agents and representatives of the Company, and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any Losses to the extent that any such Losses arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make statements therein not misleading that was made in reliance upon and in conformity with written information furnished by such Person expressly for use in such Registration Statement; or (ii) a failure of such Holder to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by the Company, if such delivery is required under applicable law. Subject to the provisions of Section 5(c), such Holder will reimburse the Company and any such officer, director, employee, agent, representative, or controlling Person for any reasonable legal expenses or other out-of-pocket expenses as reasonably incurred by any such Person, in connection with investigating or defending any such Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

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(c)          Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, promptly deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party. With regard to such an action which the indemnifying party elects to defend or compromise, the indemnified party may retain separate co-counsel at its sole cost and expense (except that the indemnifying party will be responsible for the reasonable fees and expenses of the separate co-counsel in the event that the counsel selected by the indemnifying party cannot independently represent both the indemnified party and the indemnifying party due to a conflict of interest or is not, in the indemnified party’s reasonable determination, adequately representing the indemnified party). If the indemnifying party fails to provide notice that the indemnifying party is assuming the defense of the action, the indemnified party (at the indemnifying party’s expense) may defend against, or enter into any compromise with respect to, the matter in any manner it reasonably may deem appropriate. The party controlling the defense of any action shall deliver, or cause to be delivered, to the other party or parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of such action and timely notices of and the right to participate (as an observer) in any proceeding relating to such action. The failure to deliver written notice to the indemnifying party within a reasonable time of the delivery of notice of any such action, to the extent materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 with respect to such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 or with respect to any other action unless the indemnifying party is materially prejudiced with respect to such other action as a result of not receiving such notice.

(d)          In the event that the indemnity provided in Sections 5(a) or 5(b) is unavailable or insufficient to hold harmless an indemnified party for any reason, the Company and each Holder agree, severally and not jointly, to contribute to the aggregate Losses to which the Company or such Holder may be subject in such proportion as is appropriate to reflect the relative fault of the Company and such Holder in connection with the statements or omissions which resulted in such Losses. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or by such Holder. The Company and each Holder agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 5(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 5, each Person who controls a Holder within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of such Holder shall have the same rights to contribution as such Holder, and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 5(d).

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(e)          The obligations of the Company and each Holder under this Section 5 shall survive the completion of any offering or sale of Registrable Securities pursuant to a Registration Statement under this Agreement, or otherwise.

6.            Reports.

With a view to making available to each Holder the benefits of Rule 144 and any other similar rule or regulation of the SEC that may at any time permit such Holder to sell securities of the Company to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)          make and keep public information available, as those terms are understood and defined in Rule 144;

(b)          file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)          furnish to such Holder, so long as such Holder owns any Registrable Securities, promptly upon written request (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act; (ii) to the extent not publicly available through the SEC’s EDGAR database, a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC; and (iii) such other information as may be reasonably requested by such Holder in connection with such Holder’s compliance with any rule or regulation of the SEC which permits the selling of any such securities without registration.

7.            Miscellaneous.

(a)          Expenses of Registration. All reasonable expenses, other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to each Holder, incurred in connection with the registrations, filings or qualifications described herein, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees and the fees and disbursements of counsel for the Company shall be borne by the Company.

(b)          Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder, each future Holder and the Company. The failure of any party to exercise any right or remedy under this Agreement or otherwise, or the delay by any party in exercising such right or remedy, shall not operate as a waiver thereof.

(c)          Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent to the recipient by confirmed facsimile or email transmission; or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the appropriate address indicated below (or provided by such Holder pursuant to Section 7(d)), or such other address as may be given in a notice sent by a party to any other party in accordance with this Section 7(c).

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In the case of the Company:

Ameris Bancorp
1301 Riverplace Boulevard

Suite 2600

Jacksonville, Florida 32207
Attn: Dennis J. Zember Jr.

Facsimile: (229) 890-2235

Email: dennis.zember@amerisbank.com

In the case of Villari or the Trust:

Mr. William J. Villari
2065 East Lake Road
Atlanta, Georgia 30307

Email: wvillari@gmail.com

(d)          Assignment. Upon the transfer of any Registrable Securities by a Holder, the rights of such Holder hereunder with respect to such securities so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a “Holder” for purposes of this Agreement, provided that: (i) the Company is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee; (ii) the transferee agrees in writing with the Company to be bound by all of the provisions hereof; and (iii) such transfer is made in accordance with the applicable requirements of all applicable state and federal securities laws.

(e)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. This Agreement, once executed by a party, may be delivered to any other party hereto by facsimile or other electronic transmission.

(f)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within the State of Georgia.

(g)          Holder of Record. A Person is deemed to be a Holder whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the record owner of such Registrable Securities.

(h)          Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Stock Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

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(i)          Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j)          Successors, Assigns and Transferees. No right, duty or obligation hereunder may be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other parties, except as otherwise provided in Section 7(d). The provisions of this Agreement shall inure to the benefit of the heirs, executors and administrators of the Holders. Any transfer or assignment made other than as provided in the first sentence of this Section 7(j) shall be null and void.

(k)          Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each other party hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In any action or arbitration proceeding brought by any party hereto to enforce the rights and obligations of the parties set forth in this Agreement, the prevailing party shall be awarded its reasonable costs in bringing, prosecuting or defending such action or proceeding (including reasonable attorneys’ fees) in addition to any award granted by the court or arbitrator.

(l)          Arbitration. Notwithstanding any reference in this Agreement to an arbitrator or arbitration proceeding, no party hereto shall be deemed to have agreed to enter into or participate or be bound by any arbitration unless such party separately and specifically so agrees in writing.

[Signature page follows.]

10

IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first-above written.

“Company”

AMERIS BANCORP, a Georgia corporation

By:
Name:
Title:

“Purchasers”

WILLIAM J. VILLARI, an individual resident of the State of Georgia

Sign:

THE VILLARI FAMILY GIFT TRUST, a trust organized under the laws of the State of Georgia

By:
Name:
Title: